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                            EXHIBIT NO. (3)(i)
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                                                  EXHIBIT NO. (3)(i)

                             STATE OF MICHIGAN
                      MICHIGAN DEPARTMENT OF COMMERCE
                           CORPORATION DIVISION
                             LANSING, MICHIGAN

                    RESTATED ARTICLES OF INCORPORATION
                           (Profit Corporation)
                 Corporation Identification Number 485-283

            These Restated Articles of Incorporation are executed pursuant to the provisions of Section 641 through 651, Act 284, Public Acts of 1972, as amended, (the "Act"). These Restated Articles of Incorporation were duly adopted on June 5, 1995 by the Board of Directors of CMS Energy Corporation, as authorized by the shareholders on March 21, 1995, in accordance with provisions of Sections 611(2) and 642 of the Act. These Restated Articles of Incorporation have been restated to insert in Article III, Section 6 DEFINITIONS, the number of shares determined to be Retained Interest Shares as determined by the Board of Directors on June 5, 1995.

            The present name of the Corporation is CMS Energy Corporation. There are no former names.

            The date of filing the original Articles of Incorporation in Michigan was February 26, 1987.

                    RESTATED ARTICLES OF INCORPORATION

            The following Restated Articles of Incorporation supersede the original Articles as amended and shall be the Articles of Incorporation of CMS Energy Corporation.

                                 ARTICLE I

            The name of the corporation is CMS Energy Corporation
(hereinafter called the "Corporation").

                                ARTICLE II

            The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                ARTICLE III

            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 320,000,000, of which 10,000,000 shares, par value $.01 per share, are of a class designated Preferred Stock ("Preferred Stock"), 250,000,000 shares, par value $.01 per share, are of a class designated Common Stock ("CMS Energy Common Stock"), and 60,000,000 shares, no par value, are of a class designated Class G Common Stock ("Class G Common Stock"). The CMS Energy Common Stock and the Class G Common Stock are hereinafter collectively referred to as the "Common Stock".

            The statement of the designations and the voting and other powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Common Stock and of the Preferred Stock is as follows:

                             PREEMPTIVE RIGHTS

            The holders of shares of Preferred Stock or of Common Stock shall have no preemptive rights to subscribe for or purchase any additional issues of shares of the capital stock of the Corporation of any class now or hereafter authorized or any Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

                              PREFERRED STOCK

            The shares of Preferred Stock may be issued from time to time in one or more series with such relative rights and preferences of the shares of any such series as may be determined by the Board of Directors. The Board of Directors is authorized to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

                   (a) The rate of dividend, if any;

                   (b) The price at and the terms and conditions upon
            which shares may be redeemed;

                   (c) The rights, if any, of the holders of shares of the
            series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;

                   (d) Sinking fund or redemption or purchase provisions,
            if any, to be provided for shares of the series;

                   (e) The terms and conditions upon which shares may be
            converted into shares of other series or other capital stock, if issued with the privilege of conversion; and

                   (f) The voting rights in the event of default in the
            payment of dividends or under such other circumstances and upon such conditions as the Board of Directors may determine.

No holder of any shares of any series of Preferred Stock shall be entitled to vote in the election of directors or in respect of any other matter except as may be required by the Michigan Business Corporation Act, as amended, or as is permitted by the resolution or resolutions adopted by the Board of Directors authorizing the issue of such series of Preferred Stock.

                               COMMON STOCK

            The shares of Common Stock may be issued from time to time as the Board of Directors shall determine for such consideration as shall be fixed by the Board of Directors. Each share of Common Stock of the Corporation shall be equal to every other share of said stock in every respect, except as otherwise provided in this Common Stock Division of
Article III. Capitalized terms in this Common Stock Division of Article III have the respective meanings set forth in Section 6 of this Common Stock Division of Article III. The relative voting, distribution, dividend, liquidation and other rights and limitations of the CMS Energy Common Stock and Class G Common Stock are as follows:

            (1) Dividend Rights. Subject to the express terms of any outstanding series of Preferred Stock, dividends or distributions may be paid in cash or otherwise upon the CMS Energy Common Stock and the Class G Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:

                   (a) Dividends on CMS Energy Common Stock. Dividends and
            distributions on the CMS Energy Common Stock may be declared and paid only out of the assets of the Corporation legally available therefor.

                   (b) Dividends on Class G Common Stock. Dividends and
            distributions on the Class G Common Stock may be declared and paid only out of the lesser of (i) the assets of the Corporation legally available therefor and (ii) the Available Class G Dividend Amount.

                   (c) Discrimination between CMS Energy Common Stock and
            Class G Common Stock. The Board of Directors, subject to Sections l(a) and l(b), may, in its sole discretion, declare dividends or distributions payable exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock or to the holders of both of such classes in equal or unequal amounts, notwithstanding the amounts of assets available for dividends or distributions on each class, the respective voting rights of each class, the amounts of prior dividends declared on each class or any other factor.

            (2) Exchange or Redemption. Shares of Class G Common Stock are subject to exchange or redemption upon the terms provided below:

                   (a) Exchange or Redemption of Class G Common Stock.

                          (i) In the event of the Disposition, in one
                   transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets attributed to the Consumers Gas Group (other than in connection with the Disposition by the Corporation of all of its properties and assets in one transaction or a series of related transactions which results in the dissolution, liquidation or winding up of the Corporation referred to in Section 4) to any person, entity or group (other than (A) the holders of all outstanding shares of Class G Common Stock on a pro rata basis or (B) any person, entity or group in which the Corporation, directly or indirectly, owns a majority equity interest), the Corporation shall, on or prior to the first Business Day following the 90th day following the consummation of such Disposition, exchange each outstanding share of Class G Common Stock for a number of fully paid and nonassessable shares of CMS Energy Common Stock having a Fair Market Value equal to 110% of the Fair Market Value of one share of Class G Common Stock as of the date of the first public announcement by the Corporation of such Disposition.

                   For purposes of this Section 2(a)(i):

                          (x) as of any date, "substantially all of the
                   properties and assets attributed to the Consumers Gas Group" shall mean a portion of such properties and assets (A) that represents at least 80% of the then-current market value (as determined by the Board of Directors) of the properties and assets attributed to the Consumers Gas Group as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from properties and assets attributed to the Consumers Gas Group during such periods;

                          (y) if immediately after any event, the
                   Corporation, directly or indirectly, owns less than a majority equity interest in any person, entity or group in which the Corporation, directly or indirectly, owned a majority equity interest immediately prior to the occurrence of such event, a Disposition of all of the properties and assets attributed to the Consumers Gas Group owned by such person, entity or group shall be deemed to have occurred; and

                          (z) in the case of a Disposition of properties
                   and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

                          (ii) The Board of Directors may, by a majority vote of the directors then in office, at any time declare that each of the outstanding shares of Class G Common Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of Class G Common Stock pursuant to Section 2(b)(i), for a number of fully paid and nonassessable shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock as of the date of the first public announcement by the Corporation of such exchange.

                          (iii) At any time on or after the date on which
                   all of the consolidated assets and liabilities attributed to the Consumers Gas Group (and no other assets or liabilities) become the consolidated assets and liabilities of a single corporation, all of the common stock of which is owned by the Corporation ("Gas Group Subsidiary"), the Board of Directors may, in its sole discretion and by a majority vote of the directors then in office, provided that there are assets of the Corporation legally available therefor, declare that all of the outstanding shares of Class G Common Stock shall be exchanged on an Exchange Date set forth in a notice to holders of Class G Common Stock pursuant to
                   Section 2(b)(i), for a number of the outstanding shares of common stock of the Gas Group Subsidiary equal to the product of the Gas Group Fraction and the number of all outstanding shares of common stock of the Gas Group Subsidiary, on a pro rata basis, each of which shall, upon such issuance, be fully paid and nonassessable.

                          (iv) After any Exchange Date on which all
                   outstanding shares of Class G Common Stock were exchanged, any share of Class G Common Stock that is issued on conversion or exercise of any Convertible Securities shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of Class G Common Stock:

                                 (A) in the event the then-outstanding
                          shares of Class G Common Stock were exchanged for CMS Energy Common Stock on such Exchange Date pursuant to Section 2(a)(i) or 2(a)(ii), be exchanged for the kind and amount of shares of capital stock and other securities and property that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion or exercise privilege in effect immediately prior to any exchange by the Corporation of any of its capital stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion or exercise would be entitled to receive the number of shares of capital stock of the Corporation and other securities and property such holder would have owned immediately following such action had such Convertible Security been converted or exercised immediately prior thereto; or

                                 (B) in the event the then-outstanding
                          shares of Class G Common Stock were exchanged for common stock of the Gas Group Subsidiary pursuant to Section 2(a)(iii), be redeemed, to the extent of the assets of the Corporation legally available therefor, for $.01 in cash.

            The provisions of clause (A) of this Section 2(a)(iv) shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Securities.

                   (b) General Exchange Provisions.

                          (i) In the event of any exchange pursuant to
                   this Section 2, the Corporation shall cause to be given to each holder of Class G Common Stock to be so exchanged a notice stating (A) that shares of such class of Common Stock shall be exchanged, (B) the Exchange Date, (C) the kind and amount of shares of capital stock or cash and/or securities or other property to be received by such holder with respect to each share of such class of Common Stock held by such holder, including details as to the calculation thereof, (D) the place or places where certificates for shares of such class of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such capital stock or cash and/or securities or other property and
                   (E) that, subject to Section 2(b)(iii) hereof, dividends or other distributions on such shares of Common Stock will cease to be paid as of such Exchange Date. Such notice shall be sent by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date, and in any case to each holder of shares of such class of Common Stock to be exchanged at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of such class of Common Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of such class of Common Stock.

                          (ii) The Corporation shall not be required to
                   issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of Class G Common Stock upon any exchange, dividend or other distribution pursuant to this Section
                   2. If more than one share of Class G Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any class of capital stock that shall be issuable or the amount of securities that shall be deliverable to such holder upon any exchange, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of Class G Common Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Business Day prior to the date such payment is to be made. For purposes of the preceding sentence, "fair market value" of any fraction shall be
                   (A) in the case of any fraction of a share of any class of Common Stock, the product of such fraction and the Fair Market Value of such share and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

                          (iii) No adjustments in respect of dividends or
                   other distributions shall be made upon the exchange of any shares of Class G Common Stock; provided, however, that if the Exchange Date with respect to such class of Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of such class of Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

                          (iv) Before any holder of shares of Class G
                   Common Stock shall be entitled to receive certificates representing shares of any capital stock or cash and/or securities or other property to be received by such holder with respect to such shares of such class of Common Stock pursuant to this Section 2, such holder shall surrender at such office as the Corporation shall specify certificates for such shares of Common Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of such class of Common Stock deliver to the person for whose account such shares of such class of Common Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash and/or securities or other property to which such person shall be entitled as aforesaid, together with any fractional payment contemplated by Section 2(b)(ii).

                          (v) From and after any applicable Exchange Date,
                   all rights of a holder of shares of Class G Common Stock that were exchanged shall cease except for the right, upon surrender of the certificates representing such shares, to receive certificates representing shares of the kind and amount of capital stock or cash and/or securities or other property for which such shares were exchanged, together with any fractional payment contemplated by Section 2(b)(ii) and rights to dividends or other distributions as provided in Section 2(b)(iii). No holder of a certificate that immediately prior to the applicable Exchange Date for Class G Common Stock represented shares of such class of Common Stock shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock into which such shares were exchanged until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after an Exchange Date for Class G Common Stock, the Corporation shall, however, be entitled to treat the certificates for shares of Class G Common Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock for which the shares of Class G Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

                          (vi) The Corporation will pay any and all
                   documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock on exchange of shares of Class G Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock in a name other than that in which the shares of Class G Common Stock so exchanged were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                   (c) Increase in Authorized Shares in Connection with
            Exchange. In order to give effect to any exchange of Class G Common Stock for CMS Energy Common Stock as contemplated by Sections 2(a)(i) and 2(a)(ii), the Board of Directors shall have the authority pursuant to Section 303(3) of the Michigan Business Corporation Act, or any successor provision, to amend these Articles of Incorporation to increase the number of authorized shares of CMS Energy Common Stock to the number that will be sufficient, when added to the previously authorized but unissued shares of CMS Energy Common Stock, to give effect to the exchange of Class G Common Stock. The foregoing exchange provisions shall be deemed to be a "conversion privilege" of the shares of Class G Common Stock within the meaning of Section 303(3) of the Michigan Business Corporation Act, or any successor provision.

            (3) Voting Rights. (a) Except as provided in Section 3(b) and except as otherwise provided by law, the holders of CMS Energy Common Stock and Class G Common Stock shall vote together as a single class on all matters as to which holders of Common Stock are entitled to vote. Subject to Section 5, on all matters to be voted on by the holders of CMS Energy Common Stock and Class G Common Stock together as a single class,
(i) each share of outstanding CMS Energy Common Stock shall have one vote and (ii) each share of outstanding Class G Common Stock shall have one vote. If shares of only one class of Common Stock are outstanding, each share of that class shall have one vote. If any class of Common Stock of the Corporation is entitled to vote separately as a class, with respect to any matter, each share of that class shall be entitled to one vote in the separate vote on such matter.

            (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all of the shares of either class of Common Stock then outstanding, voting as a separate class, shall be necessary for authorizing, effecting or validating the merger or consolidation of the Corporation into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock either directly by amendment of these Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation.

            (4) Liquidation Rights. Subject to Section 5, in the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of Class G Common Stock and CMS Energy Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of the Corporation remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor any sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding up for purposes of this Section 4.

            (5) Subdivision or Combination. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of either Class G Common Stock or CMS Energy Common Stock, the voting and liquidation rights of CMS Energy Common Stock relative to Class G Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of either class of Common Stock.

            (6) Definitions. As used in this Common Stock Division of
Article III, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires.

            "Available Class G Dividend Amount" on any date ("calculation date") shall mean the excess of:

                   (i) the product of (a) the Gas Group Fraction as of
            such calculation date and (b) an amount equal to the total assets attributed to the Consumers Gas Group less the total liabilities attributed to the Consumers Gas Group as of such calculation date determined in accordance with generally accepted accounting principles as in effect at such time applied on a basis consistent with that applied in determining Consumers Gas Group Income; over

                   (ii) the product of (a) the Gas Group Fraction as of
            such calculation date and (b) the amount that would be needed to satisfy any preferential rights to which holders of any preferred stock attributed to the Consumers Gas Group are entitled as of such calculation date;

provided that such excess shall be reduced by an amount, if any, sufficient to ensure that the businesses attributed to the Consumers Gas Group shall be able to pay their debts as they become due in the usual course of business.

            "Business Day" shall mean each weekday other than any day on which any relevant class of Common Stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market or in the over-the-counter market.

            "Consumers Gas Group" shall mean, at any time, (i) all of the gas storage business of Michigan Gas Storage Company, (ii) all of the gas utility business of Consumers Power Company, (iii) all assets and liabilities of the Corporation to the extent attributed to either of such businesses, whether or not such assets or liabilities are or were assets and liabilities of such companies, (iv) all assets and properties of the Corporation which when attributed to the Consumers Gas Group increase the Retained Interest Shares, and (v) such businesses, assets, and liabilities acquired directly or indirectly by the Corporation after the Effective Date and determined by the Board of Directors to be attributed to the Consumers Gas Group; provided that, from and after any dividend or distribution with respect to any shares of Class G Common Stock (other than a dividend or distribution payable in shares of Class G Common Stock or Convertible Securities convertible into Class G Common Stock or exercisable for Class G Common Stock), or any repurchase of shares of Class G Common Stock from holders of Class G Common Stock generally, there shall no longer be attributed to the Consumers Gas Group an amount of assets or properties of the Consumers Gas Group equal to the aggregate amount of such kind of assets or properties so paid in respect of shares of Class G Common Stock multiplied by a fraction, the numerator of which is equal to the Retained Interest Shares and the denominator of which is equal to the number of outstanding shares of Class G Common Stock at such time.

            "Consumers Gas Group Income" shall mean the consolidated net income or loss attributed to the Consumers Gas Group determined in accordance with generally accepted accounting principles, including consolidated income and expenses of Consumers Power Company attributed to the operations of the Consumers Gas Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes.

            "Convertible Securities" shall mean any securities of the Corporation that are convertible into or exercisable for or evidence the right to acquire any shares of CMS Energy Common Stock or Class G Common Stock, whether at such time or upon the occurrence of certain events, pursuant to antidilution provisions of such securities or otherwise.

            "Disposition" shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets, properties or stock or otherwise), but shall not include (1) an attribution of assets or properties of the Corporation to the Consumers Gas Group if such attribution increases the Retained Interest Shares, or
(2) assets or properties of the Corporation ceasing to be attributed to the Consumers Gas Group if the result is a decrease in the Retained Interest Shares.

            "Effective Date" shall mean May 22, 1995.

            "Exchange Date" shall mean any date fixed for an exchange of shares of CMS Energy Common Stock for Class G Common Stock, as set forth in a notice to holders of Class G Common Stock pursuant to Section 2(b)(i) or of Convertible Securities convertible into or exercisable for shares of Class G Common Stock.

            "Fair Market Value" of shares of either class of Common Stock on any date means the average of the daily closing prices thereof for the period of 20 consecutive Business Days commencing on the 30th Business Day prior to such date. The closing price of shares of a class of Common Stock for each Business Day shall be (i) if such shares are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such New York Stock Exchange Composite Tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such shares of stock has been traded during such 20 consecutive Business Days), or, if there is no transaction on any such Business Day in any such situation, the mean of the bid and asked prices on such Business Day, or (ii) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotations or a similar source selected from time to time by the Corporation for this purpose, and (iii) reduced, if such Business Day is prior to any "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be (other than as contemplated in (iv) below) paid with respect to such shares, by the fair market value (as determined by the Board of Directors) of the per share amount of such dividend or distribution, and (iv) appropriately adjusted, if such Business Day is prior to (A) the effective date of any subdivision (by stock split, stock dividend, or otherwise) or combination (by reverse stock split or otherwise) of such shares, or (B) the "ex" date or any similar date for any dividend or distribution of shares of such class of Common Stock on the outstanding shares of such class of Common Stock, occurring during such period, to reflect such subdivision, combination, dividend or distribution. In the event such closing or bid and asked prices are unavailable, the Fair Market Value of such shares shall be determined by the Board of Directors.

            "Gas Group Fraction" as of any date is a fraction the numerator of which shall be the number of shares of Class G Common Stock outstanding on such date and the denominator of which shall be the sum of the number of shares of Class G Common Stock outstanding on such date plus the Retained Interest Shares on such date, provided that such fraction shall in no event be greater than one.

            "Gas Group Subsidiary" shall have the meaning set forth in
Section 2(a)(iii).

            "Retained Interest Shares" shall initially be 32,000,000 shares; provided, however, that such number from time to time shall be:

                   (i) adjusted as appropriate to reflect subdivisions (by
            stock split or otherwise) and combinations (by reverse stock split or otherwise) of Class G Common Stock and dividends or distributions of shares of Class G Common Stock to holders thereof and other reclassifications of Class G Common Stock;

                   (ii) decreased by (A) the number of Retained Interest
            Shares issued or sold by the Corporation, (B) the number of Retained Interest Shares issued upon conversion or exercise of Convertible Securities which are not attributed to the Consumers Gas Group, (C) the number of Retained Interest Shares issued by the Corporation as a dividend or distribution or by reclassification or exchange to holders of CMS Energy Common Stock and (D) the number (rounded, if necessary, to the nearest whole number) equal to the aggregate fair value (as determined by the Board of Directors) of assets or properties of the Corporation which cease to be attributable to the Consumers Gas Group in consideration for a decrease in the Retained Interest Shares divided by the Fair Market Value of one share of Class G Common Stock as of the date such assets or properties cease to be attributable to the Consumers Gas Group; and

                   (iii) increased by (A) the number of outstanding shares
            of Class G Common Stock repurchased by the Corporation with assets which are not attributed to the Consumers Gas Group, and (B) the number (rounded, if necessary, to the nearest whole number) equal to the fair value (as determined by the Board of Directors) of assets or properties of the Corporation that are attributed to the Consumers Gas Group in consideration for an increase in the Retained Interest Shares divided by the Fair Market Value of one share of Class G Common Stock as of the date of such attribution.

            (7) Determinations by the Board of Directors. Any determinations made in compliance with applicable law by the Board of Directors of the Corporation under any provision in this Article III shall be final and binding on all shareholders of the Corporation.

                                ARTICLE IV

            The address of the registered office is Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126. The name of the resident agent at the registered office is Thomas A. McNish.

                                 ARTICLE V

            Special meetings of the shareholders may be called only by the Board of Directors or by the Chairman of the Board.

                                ARTICLE VI

            The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation.

            Any vacancies occurring on the Corporation's Board of Directors (whether by reason of the death, resignation or removal of a director) may be filled by a majority vote of the directors then in office although less than a quorum. An increase in the number of members of the Board of Directors shall be construed as creating a vacancy.

                                ARTICLE VII

            A director may be removed by the affirmative vote of a majority of the members of the Board of Directors then in office. A director also may be removed by shareholders, but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. For purposes of this section, cause for removal shall be construed to exist only if a director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal or has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to appeal.

                               ARTICLE VIII

            A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this
Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

                                ARTICLE IX

            Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE X

            Each director shall be a shareholder of the Corporation and any director ceasing to be a shareholder shall thereupon immediately cease to be a director.

                                ARTICLE XI

            The Corporation reserves the right to amend, alter, change or repeal any provision in these Articles of Incorporation as permitted by law, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of Articles V, VI, VII, VIII, IX and this Article XI may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of not less than 75% of the outstanding shares entitled to vote thereon.

Signed on June 5, 1995.

                                 CMS ENERGY CORPORATION




                                 By:   /s/Thomas A. McNish
                                 -----------------------------------------
                                      Thomas A. McNish
                                      Vice President and Secretary

                                                          (SEAL)
STATE OF MICHIGAN)
                 )  ss.
COUNTY OF JACKSON)


            On this 5th day of June, 1995, before me appeared Thomas A. McNish, to me personally known, who, being by me duly sworn, did say that he is Vice President and Secretary of CMS Energy Corporation, which executed the foregoing instrument, and that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors and shareholders, and said officer acknowledged said instrument to be the free act and deed of said corporation.



                                           /s/Margaret Hillman
                                     -------------------------------------
                                     Margaret Hillman
                                     Notary Public for Jackson County
                                     State of Michigan
                                     My Commission Expires August 21, 1995


                                                   (SEAL)